Exhibit 99.1
news release

NYSE: TC
TSX: TCM
July 13, 2015

Thompson Creek Announces Repurchase of $34 Million of 9.75% Senior
Secured Notes Due December 1, 2017

Denver, Colorado - Thompson Creek Metals Company Inc. (NYSE: TC) (TSX: TCM) (“Thompson Creek” or the “Company”) announced today that during the second quarter of 2015 the Company repurchased and retired $34.2 million principal amount of its 9.75% senior secured notes due December 1, 2017 at an average purchase price of 1.07% of the notes’ par value. Total cash used was approximately $37.8 million, inclusive of the payment of accrued interest to the repurchase date of $1.2 million. Future interest savings from this repurchase to the December 2015 call date will be approximately $0.8 million, representing a net average purchase price of 1.024% of par compared to the call price of 1.04875% of par, with future interest savings to the December 2017 maturity date of $8.2 million. Since the completion of the Mount Milligan Mine to June 30, 2015, the Company has repaid and retired 12% of its debt balance, or approximately $121 million, including the net repayments of its capital lease obligations. The Company’s target is to reduce its debt over time to approximately three times earnings before income taxes, depreciation and amortization (“EBITDA”) for a twelve month period.

The Company’s June 30, 2015 cash and cash equivalents balance was approximately $211 million, compared to $238 million at March 31, 2015. Excluding the impact of the notes repurchase announced herein, the Company’s cash balance increased by approximately $10 million during the second quarter of 2015.

Jacques Perron, President and Chief Executive Officer of Thompson Creek, said, "During the second quarter we saw continual operational improvements at Mount Milligan, which we believe will continue throughout the remainder of the year. Based on this assessment and our strong cash position, we were able to deploy capital for additional bond repurchases as part of our plan to reduce our debt. We believe these additional bond repurchases illustrate our continuing ability to take advantage of opportunities in the financial markets to proactively strengthen and delever our balance sheet. We will continue to actively evaluate and execute our debt reduction and refinancing measures to reduce interest costs and to extend the maturities of our bonds.”

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a North American mining company. The Company’s principal operating property is its 100%-owned Mount Milligan mine, an open-pit copper and gold mine and concentrator in British Columbia. The Company’s molybdenum assets consist of its 100%-owned Thompson Creek Mine, an open-pit molybdenum mine and concentrator in Idaho, its 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and its Langeloth Metallurgical Facility in Pennsylvania. The Company’s development project is the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia. The Company’s principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ''forward-looking statements'' within the meaning of the United States Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "future," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Our forward-looking statements include, without limitation, statements with respect to: future financial or operating performance of the Company or its subsidiaries and its projects; future interest savings as a result of bond repurchases; the Company’s ability to reach its debt reduction target; access to existing or future financing arrangements and the Company’s ability to refinance or reduce debt on favorable terms or at all; statements as to the projected ramp-up of Mount Milligan and other projects, including expected achievement of design capacities; and future operating plans and goals.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled "Risk Factors" in Thompson Creek's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations and Corporate Responsibility Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Francois Perron Renmark Financial Communications Inc. Tel: (416) 644-2020 fperron@renmarkfinancial.com